As filed with the Securities and Exchange Commission on October 26, 2009
Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA SWINE GENETICS, INC.
(Exact name of Registrant as specified in Charter)

Delaware	84-0916585
(State of Incorporation)	(I.R.S. Employer I.D. Number)

1077 Ala Napunani Street, Honolulu, HI 96818
(Address of Principal Executive Offices)

2009 STOCK AND STOCK OPTION PLAN
(Full Title of Plan)

Ligang Shang
China Swine Genetics, Inc.
1077 Ala Napunani Street
Honolulu, HI 96818
                                           (808) 429-5954
(Name, Address and Telephone Number of Agent for Service)

Copy to:
ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
(914) 683-3026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer     Accelerated filer      Non-accelerated filer      Small reporting company   X

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities	Amount to	Offering	Aggregate	Amount of
to be Registered	be Registered(1)	Price per Share (2)	Offering Price (2)	Registration Fee

Common Stock,	1,000,000 shares	$0.45	$450,000	$25.11
$.001 par value

(1)
This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)
The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 1,000,000 shares by $0.45, the closing price for the Common Stock reported on the OTC Bulletin Board as of October 23, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.     Incorporation of Documents by Reference.

China Swine Genetics, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	China Swine Genetics’ Annual Report on Form 10-K for the year ended June 30, 2009, as filed on October 13, 2009;

(b)	China Swine Genetics’ Current Report on Form 8-K dated August 13, 2009 and filed on August 13, 2009;

(c)	China Swine Genetics’ Current Report on Form 8-K dated September 21, 2009 and filed on September 24, 2009;

(d)	China Swine Genetics’ Current Report on Form 8-K dated August 13, 2009 and filed on October 13, 2009;

(e)	China Swine Genetics’ Current Report on Form 8-K dated September 30, 2009 and filed on October 13, 2009;

(f)	the description of China Swine Genetics’ Common Stock contained in its Registration Statement on Form 8-A (No. 000-12792).

China Swine Genetics is also incorporating by reference all documents hereafter filed by China Swine Genetics pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.     Description of Securities.

Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

Robert Brantl, Esq., counsel to China Swine Genetics, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of China Swine Genetics, Inc.

Item 6.     Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our bylaws provides that China Swine Genetics will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

4.1           2009 Stock and Stock Option Plan

5              Opinion of Robert Brantl, Esq.

23.1         Consent of MS Group CPA LLC.

23.2         Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.     Undertakings.

China Swine Genetics, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of China Swine Genetics pursuant to the provisions of the Delaware General Corporation Law or otherwise, China Swine Genetics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by China Swine Genetics of expenses incurred or paid by a director, officer or controlling person of China Swine Genetics in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, China Swine Genetics will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, China Swine Genetics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tiamusi, Heilongjiang Province, People’s Republic of China on the 22nd day of October, 2009.

CHINA SWINE GENETICS, INC.

By: /s/ Zhenyu Shang
Zhenyu Shang, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 22, 2009.

/s/ Zhenyu Shang
Zhenyu Shang
Director, Chief Executive Officer

/s/ Tongyu Zhang
Tongyu Zhang
Director, Chief Financial and Accounting Officer

/s/ Ligang Shang
Ligang Shang
Director